UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

__________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 10, 2009

International Gold Resources, Inc.

 (Exact Name of Registrant as Specified in Charter)

Delaware	000-50103	20-0873122
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8310 South Valley Highway, 3rd. Floor,

Englewood, Colorado, 80112

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 524 1245

N/A

(Former Name or Former Address, if Changed Since Last Report)

27200 S. Alton Way, Suite A 250, Centennial, Colorado 80112

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

International Gold Resources, Inc. (the “Company”) has filed a Form 15 today with the Securities and Exchange Commission (“SEC”) to voluntarily deregister its common stock. The Company is eligible to deregister because it has fewer than 300 holders of record of its common stock. In filing the Form 15, the Company's obligations to file certain reports and forms with the SEC, including Forms 10-K, 10-Q and 8-K, are immediately suspended. The Company expects that deregistration of its common stock will become effective within 90 days.

The Company is deregistering because it believes that the incremental cost of compliance with the Sarbanes-Oxley Act of 2002 and other public company reporting requirements does not provide a discernable benefit to the Company and is not in the best interests of its shareholders. Factors influencing the Company's decision include the following:

–	The high accounting, legal and administrative costs of preparing and filing periodic reports and other filings with the SEC in comparison to the size of the Company.

–	The need for senior management of the Company to devote more time to the business of the Company.

–	The need to maintain the confidentiality of sensitive business information that would otherwise require SEC disclosure.

–	The already limited trading in the Company's common stock..

–	The fact that current trading prices of the common stock make it unlikely that the Company could effectively use its common stock to compensate employees, raise capital or make acquisitions.

As a result of this action, the Company's common stock will cease to be eligible to be traded on the Over-the-Counter Bulletin Board. The Company's securities will continue to be quoted on the Pink Sheets, but the Company can make no assurance that any broker will continue to make a market in the Company's common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Gold Resources, Inc.

By: /s/ Lyle Durham
Lyle Durham
Dated: September 10, 2009	President

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